Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement of UTi Worldwide Inc. on Form S-3 of our report dated April 14, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change UTi Worldwide Inc. made in its method of accounting for goodwill and other intangible assets) appearing in the Annual Report on Form 10-K of UTi Worldwide Inc. for the year ended January 31, 2004 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
October 28, 2004.